EXHIBIT 10(iii)(A) 15
SUMMARY OF COMPENSATION TERMS
FOR
NON-EMPLOYEE DIRECTORS
The following is a summary of compensation arrangements for non-employee directors for 2006.
For 2006, each non-employee director’s annual retainer will be $165,000. The Chairman of the Audit and Finance Committee will receive an additional retainer of $25,000, and the Chairman of each of the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee will receive an additional retainer of $15,000. Each of the other members of the Audit and Finance Committee will receive an additional annual retainer of $5,000. In fiscal 2006, the lead director will receive an additional $50,000. At least 50% of all retainers and fees must be taken in common stock, and amounts not paid in common stock will be paid in cash.